Exhibit (a)(5)(BB)

Voluntary public takeover offer by Grand Chip Investment GmbH for AIXTRON SE: Grand Chip Investment GmbH Announces Interim Results of Takeover Offer

Frankfurt, September 16, 2016 — Grand Chip Investment GmbH, with registered office in Frankfurt am Main, Germany (“Bidder”), today announced interim results of its voluntary public takeover offer (the “Takeover Offer”) to the shareholders of AIXTRON SE (NASDAQ: AIXG), with registered office in Herzogenrath, Germany (“AIXTRON”), for the acquisition of their no-par value registered shares in AIXTRON (collectively, “AIXTRON Shares”), including all AIXTRON Shares represented by American Depositary Shares (“ADSs”), at the price of EUR 6.00 per tendered AIXTRON Share in cash.

The acceptance period for the Takeover Offer expires on October 7, 2016, 24:00 hrs local time Frankfurt am Main, Germany (“Frankfurt Time”)/6:00 p.m. local time New York, United States (“New York Time”), unless extended pursuant to the applicable rules under the German Securities Acquisition and Takeover Act.

As of September 16, 2016, 14:00 hrs Frankfurt Time/08:00 a.m. New York time (the “Reference Date”), AIXTRON’s share capital amounted to EUR 112,789,030.00 and was divided into 112,789,030 registered shares with no-par value (the “AIXTRON Share Capital”).

As of the Reference Date, the Takeover Offer has been accepted for a total of 7,890,309 AIXTRON Shares. This corresponds to approximately 7.00% of the AIXTRON Share Capital and the existing voting rights of AIXTRON.

For the purpose of the minimum acceptance threshold (the “Minimum Acceptance Threshold”) as set out in Section 4.2.1 of the Offer Document for the Takeover Offer (the “Offer Document”), this corresponds to an acceptance rate of 7.00%. The Minimum Acceptance Threshold will be reached if, at the time of the expiration of the acceptance period, the aggregate number of AIXTRON Shares (including AIXTRON Shares represented by ADSs) for which the Takeover Offer has been validly accepted without the acceptance having been validly withdrawn amounts to a total of at least 67,632,213 AIXTRON Shares (including the AIXTRON Shares represented by ADSs). The Minimum Acceptance Threshold corresponds to an acceptance quota of at least 60% of the total number of 112,720,355 AIXTRON Shares (including AIXTRON Shares represented by ADSs) issued on the announcement date of the Takeover Offer (May 23, 2016).

Complete terms and conditions of the Takeover Offer can be found in the Offer Document published on the website www.grandchip-aixtron.com. Questions and requests for assistance or copies of the Offer Document and other Takeover Offer documents may be directed to (i) with respect to the tender of AIXTRON Shares, the German Information Agent and (ii) with respect to the tender of ADSs, the U.S. Information Agent.  Contact information with respect to each of the German Information Agent and the U.S. Information Agent is set forth below.  Copies of any Takeover Offer documents will be furnished promptly upon request at the Bidder’s expense.

Information Agent Information

The German and U.S. Information Agents for the Takeover Offer are, respectively:

D.F. King Ltd	D.F. King & Co., Inc.
125 Wood Street	48 Wall Street, 22nd Floor
London EC2V 7AN	New York, NY 10005
Email: aixtronoffer@dfkingltd.com	Email: AIXG@dfking.com
Tel: +49 (0)30 610 820 730	Tel: +1-877-478-5043
(toll-free in the United States)

Grand Chip Investment GmbH

Media

Brunswick Group

Email: aixtronoffer@brunswickgroup.com

Tel: +49 (0) 30 2067 3386

Important Information

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities. The Takeover Offer for the outstanding AIXTRON Shares (including AIXTRON Shares represented by ADSs) commenced on July 29, 2016. The terms and conditions of the Takeover Offer are published in, and the solicitation and offer to purchase AIXTRON Shares (including AIXTRON Shares represented by ADSs) are made only pursuant to the Offer Document and related offer materials prepared by the Bidder. The English translation of the Offer Document and related offer materials have been filed with the U.S. Securities and Exchange Commission (the “SEC”) in a Tender Offer Statement on Schedule TO. AIXTRON filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the Takeover Offer.

The Tender Offer Statement, including the Offer Document, a related letter of transmittal and other related offer materials, as they may be amended from time to time, contain important information that should be read carefully before any decision is made with respect to the Takeover Offer because the Offer Document and certain related documents included in the Tender Offer Statement, and not this press release, govern the terms and conditions of the Takeover Offer.

Those materials and other documents filed by the Bidder or AIXTRON with the SEC are available at no charge on the SEC’s website at www.sec.gov. In addition, the Bidder’s Tender Offer Statement and other documents it has filed or will file with the SEC are or will be available at www.grandchip-aixtron.com.